Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

The registrant, Telular Corporation, is a Delaware corporation. The registrant's subsidiaries are:

1. Telular - Adcor Security Products, Inc., a Georgia corporation.

2. Telular International, Inc., an Illinois corporation.